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                                                                      EXHIBIT 21


                SUBSIDIARIES OF PACIFIC GATEWAY EXCHANGE, INC.


                                                      Jurisdiction of
     Name                                               Organization
     ----                                             ---------------


Pacific Gateway Exchange (U.K.) Limited............   United Kingdom
Pacific Gateway Exchange (Cyprus) Limited..........   Republic of Cyprus
Pacific Gateway Exchange New Zealand Limited.......   New Zealand

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Pursuant to Item 601(b)(21)(ii) of Regulation S-K, names of particular subsidiaries have been omitted as the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" (as defined in Rule 1-02 (w) of Regulation S-K) as of March 31, 1997.